Exhibit 10.10


                     AGREEMENT OF EMPLOYMENT



          THIS AGREEMENT OF EMPLOYMENT made and entered into as of November 18, 1994 by and between Baldwin Piano & Organ Company, a Delaware corporation having its principal office at 422 Wards Corner Road, Loveland, Ohio (the "Company") and Karen Hendricks, a key prospective employee of the Company (the "Employee").

                         W I T N E S S E T H :

          WHEREAS, the Company and the Employee mutually desire that Employee join the Company as its Chief Executive Officer and President and that Employee become a Director of the Company; and

          WHEREAS, the Company and Employee wish to enter into this Agreement to set forth their mutual understanding as to the terms and conditions of Employee's employment by the Company.

          It is therefore agreed between the parties as follows:

     1. Employment. The Company agrees to employ the Employee as the Company's Chief Executive Officer and President, and the Employee, in consideration of such employment, hereby accepts such employment. During the term of her employment, the Employee shall use her best efforts to do all things necessary and incident to her position and the dispatch of her responsibilities. Unless otherwise approved in advance by the Company's Board of Directors, Employee shall devote her full business time and energy exclusively to the business and affairs of the Company and in no event shall Employee engage in any outside activities which would be reasonably expected to affect the Company adversely.

     2. Board of Directors. The Company agrees that at the first meeting of the Company's Board of Directors following the commencement of Employee's employment with the Company, the Company will cause Employee to be nominated to fill the vacant position that now exists on the Company's Board of Directors and to serve in that position until such term expires at the Company's 1995 Annual Meeting of Stockholders. The Company hereby represents and warrants to Employee that the Board of Directors has agreed that it will so elect Employee to the Board at such meeting. The Company further agrees that it will cause Employee to be nominated for re-election to the Board during each year of her employment hereunder, such election being subject only to the approval of the Company's stockholders.

      3. Term. Employee shall commence employment with the Company pursuant to this Agreement on November 21, 1994 (the
"Commencement Date") and shall continue thereafter through December 31, 1997 (the "Expiration Date"), unless sooner terminated as provided in Section 7 hereof.

     4. Compensation and Benefits. Except as otherwise provided upon a termination of Employee's employment prior to the Expiration Date, the Company shall compensate Employee and provide the benefits as set forth in this Section 4. In addition, the Company shall reimburse Employee or pay directly for reasonable business expenses incurred by her during her employment term.

          4.1. Base Salary. The Company shall pay Employee a minimum $300,000 annual base salary in each of 1995, 1996 and 1997. Such salary will be payable in equal monthly installments on the 25th day of each month. Commencing January 1, 1996, Employee will be eligible for salary review by the Executive Compensation Committee (the "Committee") of the Company's Board of Directors and her annual base salary may be increased from time to time as such Committee deems appropriate. For the period beginning on the Commencement Date through December 31, 1994, the Company will pay Employee a pro rata salary based upon a $300,000 per annum base salary.

          4.2 Annual Incentive. Commencing January 1, 1995, Employee shall participate in the Baldwin Piano & Organ Company 1994 Management Incentive Plan, the Company's annual incentive compensation program as same may be amended from time to time (the "MIP"). As a participant in the MIP, subject to the attainment of performance goals as established by the Committee from time to time, Employee will be eligible for annual incentive compensation. For the year January 1, 1995 through December 31, 1995, the Company hereby agrees that the annual incentive compensation to be paid to Employee will equal at least $100,000. Any incentive amounts under the MIP earned by the Employee in excess of $100,000 for calendar year 1995 will also be paid to Employee. All such amounts shall be paid by the Company by March 31, 1996.

          4.3. Long Term Incentive. Immediately upon the Commencement Date, Employee will be enrolled as a participant in the Baldwin Piano & Organ Company 1994 Long Term Incentive Plan, as same may be amended from time to time (the "Restricted Stock Plan") for the three year cycle encompassing calendar years 1994, 1995 and 1996. Awards of restricted stock under the Restricted Stock Plan are based upon the Company's performance as set forth in that Plan and any restricted stock earned thereunder is payable at the conclusion of the three year period.

          4.4. Stock Options. Immediately upon the Commencement Date, the Company shall grant to Employee a non-qualified stock option to acquire 100,000 shares of the Company's common stock.
The per share exercise price of such option shall equal the last sale price of the Company's common stock on the Nasdaq National Market on the Commencement Date or, if no trades are made on such date, the next business day following the Commencement Date on which trades of the Company's common stock are reported. Employee's right to acquire the shares subject to this option shall vest as to 20% of such shares immediately upon the Commencement Date and shall vest as to an additional 20% of such shares on each anniversary of the Commencement Date. Such options shall expire on the earlier of ten years from the date of grant or three months following the termination of Employee's employment for any reason other than permanent disability or death, in which cases the provisions of Sections 7.3 or 7.4 shall apply. Beginning in calendar year 1996, Employee will also be eligible to receive stock option grants under the Baldwin Piano & Organ Company 1994 Incentive Stock Option Plan, as same may be amended from time to time, such grants to be in the discretion of the Committee.

          4.5. Retirement Plan/401(k) Savings Plan. Employee shall be enrolled in the Baldwin Piano & Organ Company Retirement Plan for Salaried Employees, as amended and restated effective June 16, 1984, in accordance with the provisions of this Plan. Subject to ERISA and other applicable laws, as to the Employee the Company will seek to fund this plan with an annualized contribution equal to 3% of Employee's base salary as determined pursuant to Section
4.1. Commencing January 1, 1996, the Company will also make an additional matching contribution on Employee's behalf at a rate of $.50 per each $1.00 of salary deferral by Employee into the Company's 401(k) plan up to a maximum Company contribution equal to 3% of Employee's base salary as determined pursuant to Section 4.1.

          4.6. Vacation. Employee is entitled to, and expected to utilize, four weeks of paid vacation in each calendar year.

          4.7. Group Benefits. Subject to the following sentence, Employee shall participate immediately in the Baldwin Piano & Organ Company Group Benefits Program, as outlined in the booklet, "Your Group Benefits Plan and the Long Term Disability Highlights Summary Report". Due to the fact that the Company's health benefits plan currently requires a ninety day waiting period prior to becoming eligible for participation therein, the Company will reimburse Employee for the actual cost of her health care benefits under COBRA from her employer immediately prior to the Commencement Date.

          4.8. Additional Insurance. In addition to the various insurance coverages available to Employee as described in Section 4.7, the Company shall purchase at its own expense for Employee's benefit additional disability insurance coverage and life insurance as set forth in this Section 4.8. The Company shall purchase disability coverage covering Employee through the Expiration Date such that, in the event of her disability, Employee will receive $10,000 per month in addition to all disability benefits provided to Employee through disability coverage she elects to purchase pursuant to Section 4.7. For each calendar year during the term of Employee's employment hereunder, the Company will purchase a $500,000 term life insurance policy on the life of Employee with the proceeds payable to such beneficiaries as Employee may designate.

     5.   Relocation.

          5.1. Closing Fees. The Company will reimburse Employee for all fees and expenses customarily incurred by a seller of residential real estate, including legal fees, real estate brokerage fees and closing costs, incurred by her relating to the sale of Employee's home in Phoenix, Arizona. The Company will also reimburse Employee for all fees and expenses customarily incurred by a buyer of residential real estate, including legal fees and closing costs but excluding real estate brokerage costs and any mortgage loan points paid to reduce the interest rate of such loan, incurred by her relating to the purchase of a new home in the Cincinnati, Ohio area.

          5.2. Househunting and Temporary Living Expenses. The Company will reimburse Employee for actual expenses incurred by Employee or by Employee's spouse during a reasonable number of trips to Cincinnati prior to the Commencement Date relating to her purchase of a new home in the Cincinnati area. After the Commencement Date and prior to Employee's occupancy of her new home in Cincinnati, the Company will either reimburse Employee for her temporary living expenses in Cincinnati and/or pay such expenses directly on her behalf. Upon the purchase of a new home in Cincinnati and the relocation of Employee's family to such Cincinnati residence, the Company will reimburse Employee for the carrying costs of Employee's Phoenix residence up to $8,000 per month for a period not to exceed six months and Employee will use her reasonable best efforts to bring such carrying costs below $8,000 per month. The Company will also reimburse Employee for her transportation expenses incurred relating to any trips to Phoenix to conclude her personal affairs in that city.

          5.3. Assistance in New Home Purchase. If requested by Employee, the Company will arrange bridge financing to facilitate Employee's purchase of a new residence in Cincinnati and Company will pay all interest expense of such bridge loan for up to six months. The Company will further pay Employee up to $100,000 to compensate Employee for any actual loss realized by her on the sale of her Phoenix residence.

          5.4. Moving Expenses. The Company will pay for the pack and move of Employee's household from Phoenix to Cincinnati.
Employee may use the moving company involved in her previous relocation from Cincinnati to Phoenix.

          5.5. Reimbursements. Notwithstanding any other provision of Section 5, the Company and Employee agree that whenever feasible the Company will pay directly the expenses described in Sections 5.1, 5.2, 5.3 and 5.4 rather than reimburse Employee. To the extent Employee is subject to federal, state and/or local taxes on any such amounts, whether paid directly by the Company or reimbursed to Employee, the Company shall pay to Employee an additional gross up amount for the purpose of covering such taxes.

     6. Non-Renewal of Agreement. Neither the Company nor the Employee shall have any obligation to the other to negotiate a new period of employment subsequent to the Expiration Date. The Company agrees that if, during the term of this Agreement, the Company's Board of Directors identifies any performance deficiencies that the Board believes would likely cause the Company to not continue Employee's employment subsequent to the Expiration Date, the Company will notify Employee in writing of such deficiencies and Employee shall have the opportunity to discuss such matters with the Board and to take corrective measures if deemed appropriate by the Board and Employee. No later than September 30, 1997, the Company and Employee shall each notify the other of its and her respective desire to negotiate a new period of employment beyond the Expiration Date.

          6.1. Employee's Non-Renewal. If Employee's employment is not extended due to her desire not to continue, Employee shall receive all compensation earned by her through the Expiration Date, including any short term and long term incentive compensation earned by her but not yet paid during the term of her employment, and the Company shall have no further obligation to her. Such amounts shall be paid by the Company on or before March 31, 1998. In addition, any and all options granted to Employee pursuant to
Section 4.4 which have not yet vested shall immediately vest.

          6.2. Company's Non-Renewal. If Employee's employment is not extended due to the Company's determination not to offer continued employment, the Company shall pay Employee, in addition to the amounts specified in Section 6.1., severance equal to her 1997 annual base salary plus 50% of such base salary. Such severance payment shall be paid by the Company in a lump sum on or before March 31, 1998. In the event of non-renewal by the Company, the Company shall also pay its share of continuing Employee's health insurance for her and her family until such time as Employee may obtain health insurance from her new employer, but in no event to extend past December 31, 1998. In addition, any and all options granted to Employee pursuant to Section 4.4 which have not yet vested shall immediately vest.

     7.   Termination of Agreement Prior to Expiration Date.

          7.1. Without Cause. The Company may terminate Employee's employment prior to the Expiration Date at any time, whether or not for cause (as "cause" is defined in Section 7.2. below). In the event the Company terminates Employee without cause, the Company will pay Employee a lump sum amount equal to the greater of (a) $450,000 or (b) the difference between $1,000,000 (three years base salary at the annualized rate of $300,000 plus $100,000 guaranteed 1995 incentive) and any base salary and 1995 incentive payment paid to the date of termination. Such severance payment shall be paid by the Company within 90 days following the date of Employee's termination. The Company shall also pay its share of continuing Employee's health insurance for her and her family until such time as Employee may obtain health insurance from her new employer, but in no event to extend more than one year from the date of termination.

          7.2. For Cause. The Company may terminate Employee's employment at any time for cause (as defined below) effective immediately upon written notice to Employee. In such event, Employee shall receive her salary through the effective date of termination and all incentive payments earned by but not yet paid to Employee prior to such date. For purposes of this Agreement, "cause" shall mean a violation by Employee of the Baldwin Piano & Organ Company Corporate Policy on Ethics and Business, and/or any acts by Employee against the Company amounting to fraud, intentional misrepresentation and/or embezzlement.

          7.3. Disability. This Agreement may be terminated, at option of the Company or the Employee, if during the term hereof, the Employee is under a disability, meaning because of ill health, physical or mental disability, or for any other disability ("disability"), the Employee shall have been continuously unable or shall have otherwise failed to perform her duties hereunder for one hundred twenty (120) consecutive working days, or if, during any calendar year of the term hereof because of disability, she shall have been unable or shall have otherwise failed to perform her duties hereunder for a total period of one hundred eighty (180) working days regardless of whether or not such days are consecutive. Provided, however, that regardless of the above definition of disability a disability may be deemed to exist regardless of the Employee's failure to perform her duties for any specific time period, when the Employee shall be so declared by a Court having jurisdiction of that matter, or when so declared by any two physicians selected by the Company admitted to the practice of medicine in the place where the Employee is then domiciled. In the event of the termination of Employee's employment due to disability, the Company will pay Employee her monthly salary through the end of month in which such termination upon disability occurs and all incentive payments earned by but not yet paid to Employee prior to her termination upon disability. All options granted to Employee in accordance with Section 4.4 and which have vested may continue to be exercised within the applicable period provided by the Internal Revenue Code of 1986, as amended.

          7.4. Death. This Agreement shall be terminated on the death of the Employee effective as of the date of her death. Employee's spouse or estate, as the case may be, shall be entitled to retain the Employee's salary installment for the month in which she dies and shall be entitled to all incentive payments earned by but not yet paid to Employee prior to her death. All options granted to Employee in accordance with Section 4.4 and which have vested shall be exercisable for a period not in excess of one year after Employee's death (but not exceeding ten years from the grant date) by the person or persons to whom the same is transferred by will or by the applicable laws of descent and distribution.

     8. Change in Control; Accelerated Vesting Schedules. In the event that Employee's employment by the Company is terminated without cause prior to the Expiration Date and within eighteen months of a change in control of the Company, in addition to the amounts due to Employee pursuant to Section 7.1., all stock options granted to Employee shall immediately vest in full. Moreover, Employee shall be entitled to receive immediately upon such termination the cash value of any long term incentives payable to her under any long term incentive compensation plans, including but not limited to the Restricted Stock Plan, in which Employee is then participating calculated as of the date of her termination regardless of any provisions in such plans requiring continued employment with the Company. For purposes of this Agreement, "change in control" means any of the following events:

          (a) A change in control of the direction and administration of the Company's business of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"), as in effect on the date hereof and any successor provision of the regulations under the 1934 Act, whether or not the Company is then subject to such reporting requirements; or

          (b) Any "person" (as such term is used in Section 13(d) and Section 14(d)(2) of the 1934 Act but excluding any employee benefit plan of the Company) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company representing more than one half of the combined voting power of the Company's outstanding securities then entitled to vote for the election of directors; or

          (c) The Company shall sell all or substantially all of the assets of the Company; or

          (d) The Company shall participate in a merger, reorganization, consolidation or similar business combination that constitutes a change in control as defined in the Baldwin Piano & Organ Company 1994 Incentive Stock Option Plan and/or results in the occurrence of any event described in clause (a), (b) or (c) above.

     9. Sale/Registration of Shares Subject to Stock Options. In the event that Employee's employment is not renewed by the Company pursuant to Section 6 or is terminated pursuant to Section 7.1., if Employee informs the Company that she desires to exercise any or all of the stock options granted to her on the Commencement Date pursuant to Section 4.4. which have vested (including such options which have vested pursuant to Section 8) immediately prior to such non-renewal or termination, then the Company in its sole discretion shall either (a) register the underlying shares of the Company's common stock for sale to the public pursuant to a registration statement filed by the Company with the Securities and Exchange Commission within 180 days of the termination of Employee's employment, or (b) purchase from Employee the stock options which Employee desires to exercise. If the Company elects to purchase the stock options, the purchase price to be paid by the Company for each such option being purchased shall be the difference between the last sale price of the Company's common stock on the Nasdaq National Market on the earlier of the date of termination or January 2, 1998 and the exercise price of the option. In addition, at any time during the term of this Agreement at the direction of the Company's Board of Directors, the Company may, but is not required to, register some or all of the shares of common stock subject to the options granted to Employee hereunder with the Securities and Exchange Commission without any action by Employee.

     10. Covenant Not to Compete. At all times during the term of this Agreement, and for a period of one year thereafter if terminated or not renewed by Employee for any reason or if terminated by the Company pursuant to Sections 7.2. or 7.3., Employee agrees that she will not directly or indirectly enter into or in any manner take part in any business or endeavor, either as an employee, agent, independent contractor, owner or otherwise, which directly or indirectly competes with the Company.

     11. Binding Effect. This Agreement shall be binding upon the parties hereto, the beneficiaries, heirs, executors, administrators and successors of the Employee and the successors and assigns of the Company.

     12. Counterparts. This Agreement may be executed in two or more counterparts, any one of which shall constitute an original without reference to the others.

     13. Severability of Clauses. Each of the paragraphs of this Agreement shall stand independently and severably, and the invalidity of any one paragraph or portion thereof shall not affect the validity of any other provision. In the event any provision shall be construed to be invalid, no other provision of this Agreement shall be affected thereby. Furthermore, it is agreed that any period of restriction or covenant hereinabove stated shall not include any period of violation or period of time required for litigation or arbitration to enforce such restrictions or covenants.

     14. Applicable Law. This Agreement shall be governed in all respects by the law of the State of Ohio. The Company and Employee hereby consent to service of process, personal jurisdiction, and venue in the courts of general jurisdiction of Cincinnati, Ohio, or Hamilton County, Ohio and any federal court, with concurrent jurisdiction, with respect to any action or preceding brought to enforce any liability under this Agreement.

      IN WITNESS WHEREOF, the parties have hereunto set their hands as of the date first above written.

                              BALDWIN PIANO & ORGAN COMPANY
Attest:

R.S. HARRISON                 By  GEORGE E. CASTRUCCI


                              "EMPLOYEE"


                              KAREN HENDRICKS


                                                 November 18, 1994